Exhibit (a)(1)(D)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

LACROSSE FOOTWEAR, INC.

at

$20.00 NET PER SHARE

Pursuant to the Offer to Purchase dated July 19, 2012

by

XYZ MERGER SUB, INC.

a wholly owned subsidiary of

ABC-MART, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON AUGUST 15, 2012, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

July 19, 2012

To Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees:

We have been engaged by ABC-MART, INC., a corporation formed under the laws of Japan (“ABC-MART”), and XYZ Merger Sub, Inc., a Wisconsin corporation and a wholly owned subsidiary of ABC-MART (the “Purchaser”), to act as the Dealer Manager in connection with the offer to purchase all of the outstanding shares of common stock, par value $.01 per share (collectively, the “Shares” and each, a “Share”), of LaCrosse Footwear, Inc., a Wisconsin corporation (“LaCrosse”), at a price of $20.00 per Share, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 19, 2012 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with the Offer to Purchase, each as may be amended or supplemented from time to time, collectively constitute the “Offer”).

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	Offer to Purchase dated July 19, 2012;

2.	A Letter to Shareholders of LaCrosse from Mr. Joseph Schneider, the President and Chief Executive Officer of LaCrosse, accompanied by LaCrosse’s Solicitation/Recommendation Statement on Schedule 14D-9; and

3.	A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

Certain conditions to the Offer are described in Section 14 of the Offer to Purchase.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 5, 2012 (the “Merger Agreement”), by and among ABC-MART, Purchaser, and LaCrosse. The Merger Agreement provides, among other things, that following the consummation of the Offer and subject to certain conditions, Purchaser will be merged with and into LaCrosse, with LaCrosse continuing as the surviving corporation and becoming a wholly owned subsidiary of ABC-MART (the “Merger”).

The Board of Directors of LaCrosse unanimously: (i) determined that the Merger Agreement, the Offer and the Merger are advisable and fair to and in the best interests of LaCrosse and its shareholders; (ii) adopted, approved and declared advisable the Merger Agreement, the tender and voting agreements executed by certain shareholders of LaCrosse in favor of ABC-MART and the transactions contemplated thereby, including the Offer and the Merger; and (iii) recommended that LaCrosse’s shareholders accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, to the extent applicable, approve and adopt the Merger Agreement.

For Shares to be validly tendered pursuant to the Offer, either: (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 2 of the Offer to Purchase) in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be timely received by American Stock Transfer & Trust Company, LLC (the “Depositary”) and either (a) the certificates evidencing tendered Shares must be received by the Depositary or (b) such Shares must be tendered pursuant to the procedure for book-entry transfer and a book-entry confirmation must be received by the Depositary, in each case prior to the Expiration Date; or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described in the Offer to Purchase and the Letter of Transmittal.

Neither ABC-MART nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Questions and requests for additional copies of the enclosed materials should be directed to us as the Dealer Manager at our address and telephone number set forth on the back cover of the enclosed Offer to Purchase.

Very truly yours,

AST Investor Services

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, ABC-MART, THE DEPOSITARY OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

2